Exhibit 77D-Policies with respect to Security Investment

The changes below were effective as of February 1, 2006.

ALLIANCEBERNSTEIN EMERGING MARKET DEBT FUND, INC.

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Fund's investment objective is high level of current income and secondarily, capital appreciation.
Non-fundamental:
The Fund's investment objective is to maximize total returns from price appreciation and income.

Fundamental Investment Policies:
The Fund may not invest 25% or more of its total assets in the securities of issuers conducting their principal business activities in any one industry, except that this restriction does not apply to U.S. Government Securities.
The Fund may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Fund may not purchase more than 10% of any class of the voting securities of any one issuer.
Policy eliminated.
The Fund may not issue any senior security within the meaning of the 1940 Act except that the Fund may (i) in accordance with the provisions of the 1940 Act (a) borrow money from a bank, if after such borrowing, there is asset coverage of at least 300% as defined in the 1940 Act and (b) borrow money for temporary or emergency purposes in an amount not exceeding 5% of the value of the total assets of the Fund; and (ii) write put and call options.
The Fund may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.
The Fund may not borrow money, except the Fund may, in accordance with provisions of the 1940 Act, (a) borrow from a bank, if after such borrowing, there is asset coverage of at least 300% as defined in the 1940 Act, (b) borrow for temporary or emergency purposes in an amount not exceeding 5% of the value of the total assets of the Fund
(borrowings for temporary purposes are not subject to the 300% asset average limit described above. See "1940 Act Restrictions"); and
(c) enter into reverse repurchase agreements and dollar rolls.
Policy eliminated.  See policy above.
The Fund may not pledge, hypothecate, mortgage or otherwise encumber its assets, except to secure permitted borrowings.
Policy eliminated.
The Fund may not purchase a security if, as a result (unless the security is acquired pursuant to a plan of reorganization or an offer of exchange), the Fund would own more than 3% of the total outstanding voting stock of any investment company or more than 5% of the value of the Fund's net assets would be invested in securities of any one or more investment companies.
Adopt as non-fundamental policy:
The Fund may invest in securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Fund may not make loans except through (i) the purchase of debt obligation in accordance with its investment objectives and policies; (ii) the lending of portfolio securities; or (iii) the use of repurchase agreements.
Revise to permit inter-fund lending.
The Fund may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies; (ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.
The Fund may not participate on a joint or joint and several basis in any securities trading account.
Policy eliminated.
The Fund may not invest in companies for the purpose of exercising control. Policy eliminated.
The Fund may not make short sales of securities or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable for, without payment of any further consideration, securities of the same issue as, and equal in amount to, the securities sold short ("short sales against the box"), and unless not more than 10% of the Fund's net assets (taken at market value) is held as collateral for such sales at any one time (it is the Fund's present intention to make such sales only for the purpose of deferring realization or gain or loss for Federal income tax purposes). Policy eliminated.
The Fund may not purchase or sell real estate, except that it may purchase and sell securities or companies which deal in real estate or interests therein.
The Fund may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Fund may not purchase or sell commodities or commodity contracts, including futures contracts (except forward commitment contracts or contracts for the future acquisition or delivery of debt securities).
The Fund may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.
The Fund may not invest in interests in oil, gas, or other mineral exploration or development programs.
Policy eliminated.
The Fund may not purchase securities on margin, except for such short-term credits as may be necessary for the clearance of transactions. Fundamental policy eliminated.

Non-fundamental policy:
The Fund may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

Non-fundamental Investment Policies:
The Fund invests at least 65% of its total assets in sovereign debt obligations.
Policy eliminated.
The Fund also may invest up to 35% of its total assets in U.S. and non-U.S. corporate fixed-income securities.
The Fund also may invest in sovereign debt obligations and U.S. and non-U.S. corporate fixed-income securities.
The Fund will limit its investments in sovereign debt obligations and U.S. and non-U.S. corporate fixed income securities to U.S. Dollar-denominated securities.
The Fund generally invests in sovereign debt obligations and U.S. and non-U.S. corporate fixed income securities. However, the Fund may invest up to 25% of its assets in non-U.S. Dollar-denominated fixed-income securities but no more than 5% of its assets in any one currency.
Substantially all of the Fund's assets will be invested in lower-rated securities, which may include securities having the lowest rating for non-subordinated debt securities (i.e., rated C by Moody's or CCC or lower by S&P & Fitch) and unrated securities of equivalent investment quality.
Substantially all of the Fund's assets may be invested in lower-rated securities, which may include securities having the lowest rating for non-subordinated debt securities (i.e., rated C by Moody's or CCC or lower by S&P & Fitch) and unrated securities of equivalent investment quality.
The Fund limits its investments in the sovereign debt obligations of any single foreign country to less than 25% of its total assets, although the Fund may invest up to 30% of its total assets in the sovereign debt obligations of and corporate fixed-income securities of issuers in each of Argentina, Brazil, Mexico, Morocco, the Philippines, Russia and Venezuela. The Fund expects that it will limit its investments in any other single foreign country to not more than 10% of its total assets. The Fund invests in the sovereign debt obligations of, and corporate fixed-income securities of issuers in, various foreign countries.
The Fund will not make forward commitments, if as a result, the Fund's aggregate forward commitments under such transaction would be more than 30% of the Fund's total assets.
The Fund may enter into forward commitments.
The Fund may invest up to 25% of its total assets in Participations and Assignments.
The Fund may invest in Participations and Assignments.
The Fund may invest in warrants.
The Fund may invest in rights and warrants.
Reverse repurchase agreements and dollar rolls, together with any borrowings by the Fund, will not exceed 33% of the Fund's total assets, less liabilities (other than amounts borrowed).
The Fund may invest in reverse repurchase agreements and dollar rolls.
The Fund may enter into standby commitment agreements if the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets and the term of the commitment does not exceed 45 days.
The Fund may enter into standby commitment agreements.
The Fund will not lend portfolio securities in excess of 20% of the value of its total assets, nor will the Fund lend its portfolio securities to any officer, director, employee or affiliate of the Fund or the Adviser.
The Fund may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.
The Fund will limit its investments in illiquid securities to 15% of its net assets.
The Fund will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
Alliance expects that the average weighted maturity of the Fund's portfolio will normally range between five and 25 years.
Alliance expects that the average weighted maturity of the Fund's portfolio will normally range between nine and 30 years.

The Fund may invest in derivatives, including options, futures, forwards, and swaps.


SK 00250 0450 682180
??

??

??

??







ablegal -  556286 v1